®
PRESS RELEASE
www.inhibitex.com

CONTACTS:
Inhibitex, Inc.
Russell H. Plumb	Laura Perry (Investors)
Chief Financial Officer	Stern Investor Relations, Inc.
(678) 746-1136	(212) 362-1200
rplumb@inhibitex.com	laura@sternir.com
FOR IMMEDIATE RELEASE

INHIBITEX REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS
-Favorable Impact of Cost Savings Reflected in Operating Results and Financial Position-
ATLANTA, GA — August 3, 2006 — Inhibitex, Inc. (Nasdaq: INHX) today announced its financial results for the second quarter ended June 30, 2006. The Company also provided updated financial guidance, indicating that based upon its current operating plan, it anticipates that its 2006 year-end financial position will reflect a balance of cash, cash equivalents and short-term investments of approximately $60.0 million at December 31, 2006. On June 30, 2006 the Company held cash, cash equivalents and short-term investments of $67.9 million.
“Our second quarter operating results reflect positively on the rigorous efforts we have undertaken to manage our burn rate to appropriately support our ongoing MSCRAMM ® —based development programs,” stated William D. Johnston, Ph.D., president and chief executive officer of Inhibitex. “We expect our efforts will result in a further reduction in our operating expenses in the second half of the year. We have now turned our focus to executing our strategy of aggressively pursuing later-stage clinical development opportunities or products, through in-licensing, acquisition or merger, to better balance our product pipeline. Our goal is to enter into such a transaction by the end of the year”
Second Quarter 2006 Financial Results
The Company reported that its net loss for the second quarter of 2006 was $7.7 million, as compared to $10.1 million for the second quarter of last year. For the six months ended June 30, 2006, net loss was $16.7 million, as compared to $20.0 million in 2005. The reduction in net loss in 2006 relative to 2005 was principally due to a decrease in research and development expenditures and an increase in interest income, offset in part by an increase in general and administrative expenses.
Basic and diluted net loss per share was $0.25 for the second quarter of 2006 as compared to $0.40 per share for the same quarter of 2005. For the six months ended June 30, 2006, basic and diluted net loss per share was $0.55 as compared to $0.80 for the same period of 2005. This reduction in net loss per share in 2006 was due principally to the reduction in net loss described above and, to a lesser extent, an increase in the number of weighted-average shares of common stock outstanding to 30.2 million from 25.2 million, which was a result of shares issued in connection with a financing the Company completed in August 2005.

Inhibitex, Inc. • 9005 Westside Parkway • Alpharetta, GA 30004 • Tel: (678) 746-1100 • Fax: (678) 746-1299

Revenue in the second quarter of 2006 was $185,000 as compared to $169,000 in the second quarter of 2005. For the six months ended June 30, 2006, revenue was $512,000 as compared to $446,000 for the same period in 2005. The increase in revenue in 2006 was the result of additional proceeds received from research activities performed under a materials transfer agreement.
Research and development expense for the second quarter of 2006 was $6.0 million, as compared to $8.8 million during the second quarter of 2005. The decrease of $2.8 million in 2006 is largely the result of a $2.5 million decrease in direct clinical trial expenses, the vast majority of which were associated with the Company’s Phase III Veronate ® clinical trial, and to a lesser extent a $0.3 million decrease in expenditures for the manufacturing of clinical trial materials for the Veronate and Aurexis ® programs and a $0.2 million decrease in salaries and benefits, offset by a charge of $0.5 million related to one-time termination benefits.
For the six months ended June 30, 2006 research and development expense decreased to $13.5 million from $18.0 million for the same period in 2005. The decrease of $4.5 million resulted primarily from a $3.4 million decrease in direct clinical trial expenses, the vast majority of which were associated with the Company’s Phase III Veronate trial, and a $2.1 million decrease in expenses related to the manufacturing of clinical trial material for the Veronate and Aurexis programs, offset by a charge of $0.5 million related to one-time termination benefits and increases in other expenses.
General and administrative expense increased to $2.6 million in the second quarter of 2006 as compared to $1.9 million for the second quarter of 2005. The increase of $0.7 million was primarily due to the Company recording a charge of $0.3 million associated with one-time termination benefits, a $0.3 million increase in stock compensation expense, and increases in other expenses.
For the six months ended June 30, 2006 general and administrative expense increased to $5.4 million from $3.4 million for the same period in 2005. The increase of $2.0 million was partially the result of a $1.1 million increase in professional fees, a $0.4 million increase in stock compensation expense, the Company recording a charge of $0.3 million associated with one-time termination benefits and increases in other expenses.
The Company recorded total stock compensation expenses of $0.6 million, or $0.02 per share, in the second quarter, of which $0.2 million was recorded as research and development expense and $0.4 million was recorded as general and administrative expense. For the six months ended June 30, 2006, the Company recorded total stock compensation expenses of $0.9 million, or $0.03 per share, of which $0.3 million was recorded as research and development expense and $0.6 million was recorded as general and administrative expense.
Recent Developments
On April 3, 2006, Inhibitex announced that its pivotal Phase III clinical trial of Veronate for the prevention of hospital-associated infections due to Staphylococcus aureus infections in premature, very low birth weight infants failed to achieve its primary and secondary endpoints. Due to the apparent inconsistencies of these results when compared to prior preclinical and clinical data, the Company undertook a comprehensive review of the entire Veronate program.
On April 21, 2006, Inhibitex announced that it was reducing its workforce and making other operational adjustments in order to lower its cost structure. The reduction in force was largely focused in areas primarily dedicated to the planned commercialization of Veronate.
On June 29, 2006, the Company announced the results of a comprehensive review of its Veronate program and an internal assessment of its pipeline, assets, resources and capabilities. It also announced its plans to pursue later-stage clinical development opportunities beyond its MSCRAMM platform through in-licensing, acquisition or merger in order to expand its near-term development pipeline. The Company indicated that it intended to preserve its cash resources to implement this plan by delaying the initiation of clinical trials for Aurexis and seeking corporate partners that can provide financial and other

Inhibitex, Inc. • 9005 Westside Parkway • Alpharetta, GA 30004 • Tel: (678) 746-1100 • Fax: (678) 746-1299

synergistic capabilities to support the development and maximize the potential of its MSCRAMM programs.
Conference Call and Webcast Information
William D. Johnston, Ph.D., president and chief executive officer, and other members of the Inhibitex senior management team will review second quarter results and provide a general update on the Company via a webcast and conference call today at 8:30 a.m. EDT. To access the call, please dial 800-659-2032 (domestic) or 617-614-2712 (international) five minutes prior to the start time, and provide the access code 88004539. A replay of the call will be available from 10:30 a.m. EDT on August 3, 2006 until September 3, 2006 at midnight. To access the replay, please call 888-286-8010 (domestic) or 617-801-6888 (international) and reference the access code 48980699. A live audio webcast of the call will also be available on the “Investors” section of the Company’s website, www.inhibitex.com. An archived webcast will be available in the Investors section of the Inhibitex website approximately two hours after the event for a period of thirty (30) days.
About Inhibitex
Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on the discovery and development of antibody-based products for the prevention and treatment of serious, life-threatening infections. All of the Company’s drug development programs are based on its proprietary MSCRAMM protein platform. MSCRAMM proteins are located on the surface of pathogenic organisms, and play a key role in the initiation and spread of infections. The Company’s pipeline consists of Aurexis for the treatment of S. aureus bloodstream infections and five preclinical programs that include a collaboration and joint development agreement with Dyax to develop fully human monoclonal antibodies against MSCRAMM proteins on enterococci and a partnership with Wyeth to develop staphylococcal vaccines. For additional information about the Company, please visit www.inhibitex.com.
Inhibitex®, MSCRAMM®, Veronate®, and Aurexis® are registered trademarks of Inhibitex, Inc.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts included in this press release, including statements regarding the Company’s estimated balance of cash, cash equivalents and short term investments as of December 31, 2006 and the Company’s intent to continue to support its MSCRAMM development programs, pursue later-stage clinical opportunities through in-licensing, acquisition or merger, preserve its cash resources and seek corporate partners for its MSCRAMM-based programs, are forward-looking statements. These plans, intentions, expectations or estimates may not actually be achieved and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including risks related to the ability of the Company to find suitable corporate partners or in-licensing, acquisition or merger opportunities in a timely manner and on acceptable terms and conditions, if at all; the clinical and economic viability of the MSCRAMM platform; maintaining adequate resources to continue to support its MSCRAMM-based research and development efforts; obtaining, maintaining and protecting the intellectual property incorporated into and supporting its product candidates; maintaining expenses, revenues and other cash expenditures substantially in line with planned or anticipated amounts; and other cautionary statements contained elsewhere herein and in its Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for March 31, 2006 as filed with the Securities and Exchange Commission, or SEC, on March 13, 2006 and May 10, 2006, respectively. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.
There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company’s business, financial condition, results of operations, and prospects may change. The Company may not update these forward-looking statements, even though its situation may

Inhibitex, Inc. • 9005 Westside Parkway • Alpharetta, GA 30004 • Tel: (678) 746-1100 • Fax: (678) 746-1299

change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.
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Inhibitex, Inc. • 9005 Westside Parkway • Alpharetta, GA 30004 • Tel: (678) 746-1100 • Fax: (678) 746-1299

INHIBITEX, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$35,109,441	$33,842,937
Short-term investments	32,771,773	53,288,016
Prepaid expenses and other current assets	1,745,947	1,917,436
Accounts receivable	170,709	44,923

Total current assets	69,797,870	89,093,312
Property and equipment, net	7,390,864	8,175,074

Total assets	$77,188,734	$97,268,386

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,193,142	$1,879,191
Accrued expenses	3,164,618	5,316,906
Current portion of notes payable	902,778	1,319,445
Current portion of capital lease obligations	851,690	869,043
Current portion of deferred revenue	66,667	191,667
Other current liabilities	1,152,758	1,152,702

Total current liabilities	7,331,653	10,728,954
Long-term liabilities:
Notes payable, net of current portion	1,041,667	1,458,333
Capital lease obligations, net of current portion	1,230,146	1,646,323
Deferred revenue, net of current portion	612,500	687,500
Other liabilities, net of current portion	1,217,256	1,294,210

Total long-term liabilities	4,101,569	5,086,366
Stockholders’ equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized at June 30, 2006 and December 31, 2005; none issued and outstanding	—	—
Common stock, $.001 par value; 75,000,000 shares authorized at June 30, 2006 and December 31, 2005; 30,261,780 and 30,219,715 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	30,262	30,220
Common stock warrants	11,517,743	11,514,793
Additional paid-in capital	212,392,514	212,210,931
Deferred stock compensation	—	(772,347)
Deficit accumulated during the development stage.	(158,185,007)	(141,530,531)

Total stockholders’ equity	65,755,512	81,453,066

Total liabilities and stockholders’ equity	$77,188,734	$97,268,386

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Inhibitex, Inc. • 9005 Westside Parkway • Alpharetta, GA 30004 • Tel: (678) 746-1100 • Fax: (678) 746-1299

INHIBITEX, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenue:
License fees and milestones	$37,500	$37,500	$75,000	$75,000
Collaborative research and development	125,000	125,000	250,000	250,000
Grants and other revenue	22,065	6,020	187,452	120,651

Total revenue	184,565	168,520	512,452	445,651
Operating expense:
Research and development .	6,048,198	8,839,814	13,474,750	18,027,606
General and administrative	2,607,913	1,884,921	5,374,366	3,359,345

Total operating expense	8,656,111	10,724,735	18,849,116	21,386,951

Loss from operations	(8,471,546)	(10,556,215)	(18,336,664)	(20,941,300)
Other (expense) income, net	(717)	—	57,743	—
Interest income, net	799,562	486,222	1,624,445	928,619

Net loss	$(7,672,701)	$(10,069,993)	$(16,654,476)	$(20,012,681)

Basic and diluted net loss per Share	$(0.25)	$(0.40)	$(0.55)	$(0.80)

Weighted average shares used to compute basic and diluted net loss per share	30,255,312	25,198,094	30,244,288	25,172,976

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Inhibitex, Inc. • 9005 Westside Parkway • Alpharetta, GA 30004 • Tel: (678) 746-1100 • Fax: (678) 746-1299